UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2016

ARRIS INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-37672	98-1241619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3871 Lakefield Drive Suwanee, Georgia		30024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 473-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2016, the Board of Directors of ARRIS International plc (“ARRIS” or the “Company”) appointed Bruce McClelland as Chief Executive Officer of ARRIS, effective September 1, 2016. Mr. McClelland also was appointed to serve as a director of the Company but is not expected to serve as a formal member of any of the Committees of the Board of Directors at this time.

In connection with the appointment of Mr. McClelland as CEO, Robert J. Stanzione has been appointed Executive Chairman of the Company. In his role as Executive Chairman, Mr. Stanzione will focus on strategic planning and customer engagement, as well as supporting Mr. McClelland.

Mr. McClelland, age 49, joined ARRIS in 1999 as Vice President of Engineering, leading the product development of the Company’s voice and broadband products. As the Company expanded its product offering and global presence, Mr. McClelland served in multiple roles including Group President for products and services and General Manager of the Customer Premises Equipment unit. In his current role as President, Network & Cloud and Global Services, Mr. McClelland is responsible for overseeing the development and delivery of a diverse portfolio of broadband and video network infrastructure products and cloud-based software solutions, along with an extensive technical and professional services organization. Mr. McClelland came to ARRIS following 11 years at Nortel Networks/Bell Northern Research (BNR). He started his career with BNR in Ottawa, Canada and was responsible for development of Nortel’s SS7 switching products immediately prior to joining ARRIS. Bruce has a Bachelor of Electrical Engineering degree from the University of Saskatchewan.

The Company has entered into an Amended and Restated Employment Agreement with Mr. McClelland, dated August 23, 2016 and effective as of September 1, 2016 (the “Agreement”), in connection with his appointment as CEO. The material terms of the Agreement are as follows:

•	Term - One year, which period is automatically extended by one day for each day that Mr. McClelland remains employed by ARRIS.

•	Base Salary and Bonus Potential – An annual salary of $750,000 per year, and Mr. McClelland is eligible to receive a bonus, as determined by the Board of Directors, with a target bonus amount equal to 100% of his base salary and a maximum bonus of 200% of his base salary.

•	Termination Without Cause or by Mr. McClelland for Good Reason - Entitled to receive his then current base salary and target bonus for a period of 24 months following termination. His equity awards will vest, or continue to vest, depending upon his age at termination. Mr. McClelland also will be eligible to continue to receive an amount equal to the cost of his life insurance, medical insurance and disability coverage from ARRIS for such period. Payment of all such benefits are subject to Mr. McClelland executing a standard general release with the Company.

•	Change of Control – If, within one year of a “change of control,” Mr. McClelland is terminated by the Company for any reason or Mr. McClelland terminates his agreement for “good reason,” Mr. McClelland is entitled to a lump-sum payment equal to two times his base salary (as of the date of termination) and his average bonus paid for the two years preceding the termination. His equity awards will vest, either in whole or in part. If the payments owed to Mr. McClelland as a result of the termination following a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the amount of such payments will be reduced to extent necessary to avoid the excise tax.

•	Non-Competition and Non-Solicitation - Mr. McClelland is subject to customary non-compete and non-solicitation provisions during the term of the Agreement and for a period of 24 months following termination.

•	Continued Vesting Upon Retirement – If, after Mr. McClelland reaches the age of 62, he terminates his employment for any reason or his employment is terminated by the Company other than for cause or following a change of control, Mr. McClelland’s equity awards will continue to vest as if Mr. McClelland remained employed by the Company.

The foregoing description of the terms of the Agreement is only a summary and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated by reference in this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement with Bruce McClelland effective as of September 1, 2016

99.1	Press Release dated August 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS INTERNATIONAL PLC

By:	/s/ Patrick W. Macken
Patrick W. Macken
Senior Vice President, General Counsel, and Secretary

Date: August 24, 2016

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